Filed pursuant to Rule 424(b)(3)
Registration No. 333-257351

PROSPECTUS

The AES Corporation

Offers to Exchange

1.375% Senior Notes due 2026 for New 1.375% Senior Notes due 2026

and

2.450% Senior Notes due 2031 for New 2.450% Senior Notes due 2031

We are offering to exchange up to $800,000,000 of our new registered 1.375% Senior Notes due 2026 (the “new 2026 notes”) for up to $800,000,000 of our existing unregistered 1.375% Senior Notes due 2026 (the “old 2026 notes”) and up to $1,000,000,000 of our new registered 2.450% Senior Notes due 2031 (the “new 2031 notes”) for up to $1,000,000,000 of our existing unregistered 2.450% Senior Notes due 2031 (the “old 2031 notes”). The new 2026 notes and the new 2031 notes, together, are known as the “notes” or the “new notes”, and the old 2026 notes and the old 2031 notes, together, are known as the “old notes.” The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The new notes will represent the same debt as the old notes, and we will issue the new notes under the same indenture.

To exchange your old notes for new notes:

•	you are required to make the representations described on page 33 to us; and

•	you should read the section called “The Exchange Offers” on page 31 for further information on how to exchange your old notes for new notes.

The exchange offers will expire at midnight New York City time on August 18, 2021 unless it is extended.

See “Risk Factors” beginning on page 7 of this prospectus for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

July 19, 2021

You should rely only on the information contained in this prospectus or any other information to which we have referred you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the notes, including the merits and risks involved.

We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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INCORPORATION BY REFERENCE

We are “incorporating by reference” information filed with the SEC into this prospectus, which means that we are disclosing important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the termination of this offering, and such documents form an integral part of this prospectus:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”), filed with the SEC on February 25, 2021 (including the information specifically incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 3, 2021); and

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 (the “Quarterly Report”), filed with the SEC on May 6, 2021; and

•	our Current Reports on Form 8-K filed with the SEC on January 15 , March 1, March 11, April 26, 2021, July 7, 2021 and July 15, 2021.

Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC or any other document or information deemed to have been furnished and not filed with the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained in this prospectus or in a document (or part thereof) incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document (or part thereof) that is or is considered to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute any part of this prospectus.

You may obtain at no cost copies of each of the AES documents incorporated by reference into this prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning the office of the General Counsel, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203, telephone number (703) 522-1315.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated herein by reference. This summary may not contain all of the information that may be important to you. You should read this entire prospectus before making a decision to exchange your old notes for new notes, including the section entitled “Risk Factors” beginning on page 6 of this prospectus.

Unless otherwise indicated or the context otherwise requires, the terms “AES,” “we,” “our,” “us” and “the Company” refer to The AES Corporation, including all of its subsidiaries and affiliates, collectively. The term “The AES Corporation” or “Parent Company” refers only to the parent, publicly held holding company, The AES Corporation, excluding its subsidiaries and affiliates.

THE AES CORPORATION

AES is a power generation and utility company, providing affordable, sustainable energy through our diverse portfolio of thermal and renewable generation facilities and distribution businesses. Our mission is to improve lives by accelerating a safer and greener energy future. We do this by leveraging our unique electricity platforms and the knowledge of our people to provide the energy and infrastructure solutions our customers need. Our people share a passion to help meet the world’s current and increasing energy needs, while providing communities and countries the opportunity for economic growth through the availability of reliable, affordable electric power.

We are organized into four market-oriented Strategic Business Units (“SBUs”): US and Utilities (United States, Puerto Rico and El Salvador); South America (Chile, Colombia, Argentina and Brazil); MCAC (Mexico, Central America and the Caribbean); and Eurasia (Europe and Asia).

Strategy

In 2020 and 2021 (through May 5, 2021), we achieved significant milestones on our strategic objectives, including:

Sustainable Growth

•	We completed construction of 2,378 MW of new projects, including:

•	1,299 MW Southland Repowering; and

•	1,079 MW of solar, wind and energy storage globally

•	We signed 4,105 MW of renewables and energy storage under long-term PPAs, including:

•	2,057 MW of energy storage, solar and solar plus storage and hydro in the US and El Salvador;

•	1,171 MW of wind and solar at AES Andes in Chile and Colombia;

•	557 MW of wind at AES Brasil;

•	211 MW of wind and solar in Panama and the Dominican Republic; and

•	109 MW of wind in Mexico

•	As of May 5, 2021, our backlog of 6,926 MW includes:

•	2,570 MW under construction and coming on-line through 2024; and

•	4,356 MW of renewables signed under long-term PPAs

•	As of May 5, 2021, we signed 1,088 MW of new PPAs for renewables and energy storage, including a 10-year supply agreement with Google for 500 MW of 24/7 carbon-free energy in Virginia.

•

The Company has reduced its coal-fired generation to 25% of total generation and is on track to further reduce its coal-fired generation to less than 10% by year-end 2025 (each based on the portfolio as of year-end, adjusted for any announced asset sales and retirements at that time)

Innovative Solutions

•	Our joint venture with Siemens, Fluence, is a global leader in the fast-growing energy storage market

•	Our equity method investment Uplight announced an agreement with new investors that values Uplight at approximately $1.5 billion. Following closing, AES’ ownership in Uplight will be approximately 30%

Superior Results

Following our efforts to strengthen our balance sheet, our Parent Company credit rating was upgraded to investment grade (BBB-) by S&P

Business Lines and Strategic Business Units

Within our four SBUs, we have two primary lines of business: generation and utilities. The generation line of business uses a wide range of fuels and technologies to generate electricity such as coal, gas, hydro, wind, solar, and biomass. Our utilities business comprises businesses that transmit, distribute, and in certain circumstances, generate power. In addition, we have operations in the renewables area. These efforts include projects primarily in wind, solar, and energy storage.

Generation

We currently own and/or operate a generation portfolio of 30,308 MW, including generation from our integrated utility, IPL, which is now does business as AES Indiana. Our generation fleet is diversified by fuel type.

Performance drivers of our generation businesses include types of electricity sales agreements, plant reliability and flexibility, availability of generation capacity to meet contracted sales, fuel costs, seasonality, weather variations and economic activity, fixed-cost management and competition.

Utilities

AES’ six utility businesses distribute power to 2.5 million people in two countries. AES’ two utilities in the United States also include generation capacity totaling 3,973 MW. Our utility businesses consist of AES Indiana and the Dayton Power & Light Company, which now also does business as AES Ohio, in the United States and four utilities in El Salvador.

AES Indiana, our fully integrated utility, and AES Ohio our transmission and distribution regulated utility, operate as the sole distributors of electricity within their respective jurisdictions. AES Indiana owns and operates all of the facilities necessary to generate, transmit and distribute electricity. AES Ohio owns and operates all of the facilities necessary to transmit and distribute electricity. At our distribution business in El Salvador, we face limited competition due to significant barriers to enter the market. According to El Salvador’s regulation, large regulated customers have the option of becoming unregulated users and requesting service directly from generation or commercialization agents.

In general, our utilities sell electricity directly to end-users, such as homes and businesses, and bill customers directly. Key performance drivers for utilities include the regulated rate of return and tariff, seasonality, weather variations, economic activity and reliability of service.

COMPANY INFORMATION

We were incorporated in the State of Delaware in 1981. Our principal executive office is located at 4300 Wilson Boulevard, Arlington, Virginia 22203, and our telephone number is (703) 522-1315.

The name “AES” and our logo are AES owned trademarks, service marks or trade names. All other trademarks, trade names or service marks appearing in or incorporated by reference in this prospectus are owned by their respective holders.

THE EXCHANGE OFFERS

Securities Offered	We are offering up to $800,000,000 aggregate principal amount of new 1.375% senior notes due 2026 and $1,000,000,000 aggregate principal amount of new 2.450% senior notes due 2031, both of which will be registered under the Securities Act.

The Exchange Offers	We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offers.”

Tenders, Expiration Date, Withdrawal	The exchange offers will expire at midnight New York City time on August 18, 2021 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offers, you may withdraw them at any time prior to August 18, 2021. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offers expire. You may only exchange old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Federal Income Tax Consequences	Your exchange of old notes for new notes in the exchange offers will not result in any income, gain or loss to you for federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Exchange Offers.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offers.

Exchange Agent	Deutsche Bank Trust Company Americas is the exchange agent for the exchange offers.

Failure to Tender Your Old Notes	If you fail to tender your old notes in the exchange offers, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest or liquidated damages. All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and in the indenture. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register such untendered old notes under the Securities Act and, following the exchange offers, will be under no obligation to do so.

SUMMARY DESCRIPTION OF THE NOTES

The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registrations rights relating to old notes do not apply to the new notes. The new notes will represent the same debt as the old notes and will be governed by the same indenture under which the old notes were issued.

Issuer	The AES Corporation

Notes Offered	$800,000,000 aggregate principal amount of 1.375% senior notes due 2026 $1,000,000,000 aggregate principal amount of 2.450% senior notes due 2031

Maturity	The 2026 notes will mature on January 15, 2026 The 2031 notes will mature on January 15, 2031

Interest

The 2026 notes will bear interest at an annual rate equal to 1.375%

The 2031 notes will bear interest at an annual rate equal to 2.450%

Interest on each series of notes will be paid on each January 15 and July 15, beginning July 15, 2021.

Record Dates	The regular record date for each interest payment date will be the close of business on each January 1 and July 1 immediately preceding such interest payment date.

Ranking

The notes are our direct, unsecured and unsubordinated obligations and will rank:

•  equal in right of payment with all of our other senior unsecured debt;

•  effectively junior in right of payment to (a) any secured debt we may incur to the extent of the value of the assets securing such debt and (b) the debt and other liabilities (including trade payables) of our subsidiaries; and

•  senior in right of payment to our subordinated debt.

As of March 31, 2021 we had $114 million in letters of credit outstanding provided under our unsecured credit facility and $84 million in letters of credit outstanding provided under our revolving credit facility.

The indenture under which the notes will be issued contains no restrictions on the amount of additional unsecured indebtedness that we may incur or the amount of indebtedness (whether secured or unsecured) that our subsidiaries may incur. The indenture permits us to incur secured debt subject to the covenants described under “Description of the Notes— Certain Covenants of AES—Restrictions on Secured Debt.”

Optional Redemption	Prior to the 30th day before the maturity date, we may redeem some or all of the notes at par plus a “make-whole” amount. At any time on or after the 30th day prior to the maturity date, we may redeem some or all of the notes at par. See “Description of the Notes—Optional Redemption.”

Change of Control	Upon the occurrence of a change of control (as described in “Description of the Notes—Repurchase of Notes Upon a Change of Control”), you may require us to repurchase some or all of your notes at 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Covenants	We have agreed to certain restrictions on incurring secured debt and entering into sale and leaseback transactions. See “Description of the Notes—Certain Covenants of AES.”

Book-Entry Form	The notes will be issued in registered book-entry form represented by one or more global notes to be deposited with or on behalf of The Depository Trust Company, or DTC, or its nominee. Transfers of the notes will be effected only through the facilities of DTC. Beneficial interests in the global notes may not be exchanged for certificated notes except in limited circumstances.

Trustee	Deutsche Bank Trust Company Americas

Governing Law	The State of New York

Risk Factors	You should carefully consider the information and risks under the heading “Risk Factors” and those risk factors incorporated by reference herein from our Annual Report for a description of some of the risks you should consider.

RISK FACTORS

If any of the following risks occur, our business, results of operations or financial condition could be materially adversely affected. You should carefully consider the risks discussed below, together with the financial and other information contained or incorporated by reference in this prospectus. In addition to the risk factors discussed below, you should read “Item 1A.—Risk Factors” in our Annual Report for more information about important risks that you should consider before exchanging old notes for new notes. You should also read the section captioned “Special Note on Forward-Looking Information” for a discussion of what types of statements are forward-looking as well as the significance of such statements in the context of this prospectus.

Risks Related to the Exchange Offers

If you choose not to exchange your old notes in the exchange offers, the transfer restrictions currently applicable to your old notes will remain in force and the market price of your old notes could decline.

If you do not exchange your old notes for new notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the offering memorandum distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement entered into in connection with the private offering of the old notes, we do not intend to register resales of the old notes under the Securities Act. The tender of old notes under the exchange offer will reduce the principal amount of the old notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to reduction in liquidity.

You must follow the exchange offer procedures carefully in order to receive the new notes.

If you do not follow the procedures described in this prospectus, you will not receive any new notes. If you want to tender your old notes in exchange for new notes, you will need to contact a DTC participant to complete the book-entry transfer procedures, as described under “The Exchange Offers,” prior to the expiration date, and you should allow sufficient time to ensure timely completion of these procedures to ensure delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of old notes for exchange. For additional information, see the section captioned “The Exchange Offers” in this prospectus.

There are state securities law restrictions on the resale of the new notes.

In order to comply with the securities laws of certain jurisdictions, the new notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We currently do not intend to register or qualify the resale of the new notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Risks Related to the Notes

The AES Corporation’s ability to make payments on its outstanding indebtedness is dependent upon the receipt of funds from our subsidiaries.

The AES Corporation is a holding company with no material assets other than the stock of its subsidiaries. Almost all of The AES Corporation’s cash flow is generated by the operating activities of its subsidiaries. Therefore, The AES Corporation’s ability to make payments on its indebtedness and to fund its other obligations is dependent not only on the ability of its subsidiaries to generate cash, but also on the ability of the subsidiaries to distribute cash to it in the form of dividends, fees, interest, tax sharing payments, loans or otherwise.

Our subsidiaries face various restrictions in their ability to distribute cash. Most of the subsidiaries are obligated, pursuant to loan agreements, indentures or non-recourse financing arrangements, to satisfy certain restricted payment covenants or other conditions before they may make distributions. Business performance and local accounting and tax rules may also limit dividend distributions. Subsidiaries in foreign countries may also be prevented from distributing funds as a result of foreign governments restricting the repatriation of funds or the conversion of currencies. Our subsidiaries are separate and distinct legal entities and, unless they have expressly guaranteed The AES Corporation’s indebtedness, have no obligation, contingent or otherwise, to pay any amounts due pursuant to such debt or to make any funds available whether by dividends, fees, loans or other payments.

At March 31, 2021, our subsidiaries had approximately $16.4 billion of debt outstanding. The indenture governing the notes will not limit the ability of our subsidiaries to incur additional debt, including guaranteeing other debt of The AES Corporation.

The notes will be effectively subordinated to our secured debt.

The notes will be unsecured general obligations of The AES Corporation, and therefore will be effectively subordinated to all of the secured debt of The AES Corporation to the extent of the value of the assets securing such debt. As of March 31, 2021, The AES Corporation had no secured debt. However, our revolving credit facility and our Senior Secured Notes Indenture each contain a collateral reinstatement provision that would apply in the event that our senior unsecured debt securities are not rated investment grade by at least two rating agencies (without giving effect to third party credit enhancements). In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such secured debt would have a claim for any shortfall that would rank equally in right of payment with the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. If new indebtedness is added to our current debt levels, the related risks we could face would be magnified. The indenture governing the notes limits but does not prohibit The AES Corporation from incurring additional secured debt and there are significant exceptions to this covenant. See “Description of the Notes—Certain Covenants of AES—Restrictions on Secured Debt.”

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

Upon a Change of Control Triggering Event (as defined under “Description of the Notes—Repurchase of Notes Upon a Change of Control Triggering Event”), we will be required to offer to repurchase all outstanding notes of each series at 101% of the principal amount of such series plus accrued and unpaid interest. The source of funds for any such repurchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, issuance of additional debt, sales of assets or sales of equity. We may not be able to satisfy our obligations to repurchase the notes upon a Change of Control Triggering Event because we may not have sufficient financial resources to repurchase all of the notes of each series that are tendered upon a Change of Control Triggering Event.

It is also possible that the events that constitute a Change of Control (as defined under “Description of the Notes—Repurchase of Notes Upon a Change of Control Triggering Event”) may also be events of default under the agreements governing our other debt. These events may permit such lenders to accelerate the debt outstanding thereunder. If we are required to repurchase the notes pursuant to a Change of Control Offer (as defined under “Description of the Notes—Repurchase of Notes Upon a Change of Control Triggering Event”) and repay certain amounts outstanding under our other debt if such debt is accelerated, we may require third-party financing. We cannot be sure that we would be able to obtain third-party financing on acceptable terms, or at all. If our other debt is not paid, the lenders thereunder may seek to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to repurchase each series of the notes, and reducing the practical benefit of the offer to repurchase provisions to the holders of the notes. Any future debt agreements may contain similar provisions.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. There is no precise established definition of the phrase “substantially all” under applicable law, and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Credit rating downgrades could adversely affect the trading price of the notes.

The trading price for each series of the notes may be affected by our credit rating. Credit ratings are continually revised. Any downgrade in our credit ratings could increase our borrowing costs and adversely affect the trading prices of the notes or the trading markets for the notes to the extent trading markets for the notes develop. Credit ratings are not recommendations to purchase, hold or sell the notes.

Risks Related to Our Indebtedness

We have a significant amount of debt.

As of March 31, 2021, we had approximately $19.8 billion of outstanding indebtedness on a consolidated basis. All outstanding borrowings under The AES Corporation’s revolving credit facility are unsecured. Most of the debt of The AES Corporation’s subsidiaries, however, is secured by substantially all of the assets of those subsidiaries. A substantial portion of cash flow from operations must be used to make payments on our debt. Furthermore, since a significant percentage of our assets are used to secure this debt, this reduces the amount of collateral available for future secured debt or credit support and reduces our flexibility in operating these secured assets. This level of indebtedness and related security could have other consequences, including:

•	making it more difficult to satisfy debt service and other obligations;

•	increasing our vulnerability to general adverse industry and economic conditions, including adverse changes in foreign exchange rates, interest rates and commodity prices;

•	reducing available cash flow to fund other corporate purposes and grow our business;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry;

•	placing us at a competitive disadvantage to our competitors that are not as highly leveraged; and

•	limiting, along with financial and other restrictive covenants relating to such indebtedness, our ability to borrow additional funds, pay cash dividends or repurchase common stock.

The agreements governing our indebtedness, including the indebtedness of our subsidiaries, limit, but do not prohibit the incurrence of additional indebtedness. If we were to become more leveraged, the risks described above would increase. Further, our actual cash requirements may be greater than expected and our cash flows may not be sufficient to repay all of the outstanding debt as it becomes due. In that event, we may not be able to borrow money, sell assets, raise equity or otherwise raise funds on acceptable terms to refinance our debt as it becomes due. In addition, our ability to refinance existing or future indebtedness will depend on the capital markets and our financial condition at that time. Any refinancing of our debt could result in higher interest rates or more onerous covenants that restrict our business operations.

Existing and potential future defaults by subsidiaries or affiliates could adversely affect us.

We attempt to finance our domestic and foreign projects through non-recourse debt or “non-recourse financing” that requires the loans to be repaid solely from the project’s revenues and provide that the repayment of the loans (and interest thereon) is secured solely by the capital stock, physical assets, contracts and cash flow of that project subsidiary or affiliate. As of March 31, 2021, we had approximately $19.8 billion of outstanding indebtedness on a consolidated basis, of which approximately $3.4 billion was recourse debt of the Parent Company and approximately $16.4 billion was non-recourse debt of our subsidiaries. In some non-recourse financings, the Parent Company has explicitly agreed, in the form of guarantees, indemnities, letters of credit, letter of credit reimbursement agreements and agreements to pay, to undertake certain limited obligations and contingent liabilities, most of which will only be effective or will be terminated upon the occurrence of future events.

Certain of our subsidiaries are in default with respect to all or a portion of their outstanding indebtedness. The total debt classified as current in our consolidated balance sheets related to such defaults was $276 million as of March 31, 2021. While the lenders under our non-recourse financings generally do not have direct recourse to the Parent Company, such defaults under non-recourse financings can:

•

reduce the Parent Company’s receipt of subsidiary dividends, fees, interest payments, loans and other sources of cash because a subsidiary will typically be prohibited from distributing cash to the Parent Company during the pendency of any default;

•	trigger The AES Corporation’s obligation to make payments under any financial guarantee, letter of credit or other credit support provided to or on behalf of such subsidiary;

•

trigger defaults in the Parent Company’s outstanding debt. For example, The AES Corporation’s revolving credit facility and outstanding senior notes include events of default for certain bankruptcy related events involving material subsidiaries and relating to accelerations of outstanding material debt of material subsidiaries or any subsidiaries that in the aggregate constitute a material subsidiary; or

•

result in foreclosure on the assets that are pledged under the non-recourse financings, resulting in write-downs of assets and eliminating any and all potential future benefits derived from those assets.

None of the projects that are in default are owned by subsidiaries that, individually or in the aggregate, meet the applicable standard of materiality in The AES Corporation’s revolving credit facility or other debt agreements to trigger an event of default or permit acceleration under such indebtedness. However, as a result of future mix of distributions, write-down of assets, dispositions and other changes to our financial position and results of operations, one or more of these subsidiaries, individually or in the aggregate, could fall within the applicable standard of materiality and thereby upon an acceleration of such subsidiary’s debt, trigger an event of default and possible acceleration of Parent Company indebtedness.

SPECIAL NOTE ON FORWARD-LOOKING INFORMATION

This prospectus includes or incorporates by reference statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot assure you that they will prove to be correct. The words “could,” “may,” “predict,” “anticipate,” “would,” “believe,” “estimate,” “expect,” “forecast,” “project,” “objective,” “intend,” “continue,” “should,” “plan,” and similar expressions, or the negatives thereof, are intended to identify forward-looking statements unless the context requires otherwise. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter the forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

•

the economic climate, particularly the state of the economy in the areas in which we operate and the state of the economy in China, which impacts demand for electricity in many of our key markets, including the fact that the global economy faces considerable uncertainty for the foreseeable future, which further increases many of the risks discussed in the Annual Report;

•	changes in inflation, demand for power, interest rates and foreign currency exchange rates, including our ability to hedge our interest rate and foreign currency risk;

•

changes in the price of electricity at which our generation businesses sell into the wholesale market and our utility businesses purchase to distribute to their customers, and the success of our risk management practices, such as our ability to hedge our exposure to such market price risk;

•

changes in the prices and availability of coal, gas and other fuels (including our ability to have fuel transported to our facilities) and the success of our risk management practices, such as our ability to hedge our exposure to such market price risk, and our ability to meet credit support requirements for fuel and power supply contracts;

•

changes in and access to the financial markets, particularly changes affecting the availability and cost of capital in order to refinance existing debt and finance capital expenditures, acquisitions, investments and other corporate purposes;

•

our ability to fulfill our obligations, manage liquidity and comply with covenants under our recourse and non-recourse debt, including our ability to manage our significant liquidity needs and to comply with covenants under our revolving credit facility and other existing financing obligations;

•	our ability to receive funds from our subsidiaries by way of dividends, fees, interest, loans or otherwise;

•

changes in our or any of our subsidiaries’ corporate credit ratings or the ratings of our or any of our subsidiaries’ debt securities or preferred stock, and changes in the rating agencies’ ratings criteria;

•	our ability to purchase and sell assets at attractive prices and on other attractive terms;

•	our ability to compete in markets where we do business;

•	our ability to operate power generation, distribution and transmission facilities, including managing availability, outages and equipment failures;

•	our ability to manage our operational and maintenance costs and the performance and reliability of our generating plants, including our ability to reduce unscheduled down times;

•

our ability to enter into long-term contracts, which limit volatility in our results of operations and cash flow, such as PPAs, fuel supply, and other agreements and to manage counterparty credit risks in these agreements;

•

variations in weather, especially mild winters and cooler summers in the areas in which we operate, the occurrence of difficult hydrological conditions for our hydropower plants, as well as hurricanes and other storms and disasters, wildfires and low levels of wind or sunlight for our wind and solar facilities;

•	pandemics, or the future outbreak of any other highly infectious or contagious disease, including the COVID-19 pandemic;

•	the performance of our contracts by our contract counterparties, including suppliers or customers;

•	severe weather and natural disasters;

•	our ability to raise sufficient capital to fund development projects or to successfully execute our development projects;

•	the success of our initiatives in renewable energy projects and energy storage projects;

•	the availability of government incentives or policies that support the development of renewable energy generation projects;

•	our ability to keep up with advances in technology;

•	changes in number of customers or in customer usage;

•	the operations of our joint ventures and equity method investments that we do not control;

•	our ability to achieve reasonable rate treatment in our utility businesses;

•	changes in laws, rules and regulations affecting our international businesses, particularly in developing countries;

•

changes in laws, rules and regulations affecting our utilities businesses, including, but not limited to, regulations which may affect competition, the ability to recover net utility assets and other potential stranded costs by our utilities;

•

changes in law resulting from new local, state, federal or international energy legislation and changes in political or regulatory oversight or incentives affecting our wind business and solar projects, our other renewables projects and our initiatives in GHG reductions and energy storage, including government policies or tax incentives;

•	changes in environmental laws, including requirements for reduced emissions, GHG legislation, regulation, and/or treaties and CCR regulation and remediation;

•	changes in tax laws, including U.S. tax reform, and challenges to our tax positions;

•	the effects of litigation and government and regulatory investigations;

•	the performance of our acquisitions;

•	our ability to maintain adequate insurance;

•	decreases in the value of pension plan assets, increases in pension plan expenses, and our ability to fund defined benefit pension and other postretirement plans at our subsidiaries;

•	losses on the sale or write-down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets;

•	changes in accounting standards, corporate governance and securities law requirements;

•	our ability to maintain effective internal controls over financial reporting;

•	our ability to attract and retain talented directors, management and other personnel;

•	cyber-attacks and information security breaches; and

•	data privacy.

These factors, in addition to others described elsewhere in this prospectus, including those described under Item 1A.-Risk Factors in our Annual Report and in subsequent securities filings, should not be construed as a comprehensive listing of factors that could cause results to vary from our forward-looking information.

USE OF PROCEEDS

The exchange offers are intended to satisfy our obligations under the registration rights agreement we entered into in connection with the private offering of the old notes. We will not receive any proceeds from the issuance of the new notes in the exchange offers. In consideration for issuing the new notes as contemplated in this prospectus, we will receive, in exchange, outstanding old notes in like principal amount. We will cancel all of the old notes surrendered in exchange for new notes in the exchange offers. As a result, the issuance of the new notes will not result in any increase or decrease in our indebtedness.

DESCRIPTION OF THE NOTES

The 1.375% senior notes due 2026 (the “2026 Notes”) and the 2.450% senior notes due 2031 (the “2031 Notes” and, together with the 2026 notes, the “notes”) will be issued under a senior indenture dated as of December 8, 1998 between The AES Corporation and Deutsche Bank Trust Company Americas, as a successor to Wells Fargo Bank N.A., as trustee (the “Trustee”), as amended by a twenty-sixth supplemental indenture dated December 4, 2020 between The AES Corporation and the Trustee (collectively, the “Indenture”). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition in the Indenture of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated in this prospectus.

As used in this “Description of the Notes”, the terms “AES”, “Company”, “we”, “us” and “our” mean The AES Corporation, and do not include any of its subsidiaries.

The Indenture does not limit the aggregate principal amount of debt that may be issued thereunder and provides that senior debt securities may be issued thereunder from time to time in one or more series.

General

The notes of each series will be issued as separate series of notes under the Indenture and will not be limited in aggregate principal amount. Additional notes may be issued under the Indenture from time to time as part of such series of notes.

Each series of notes will be our direct, unsecured and unsubordinated obligations and will rank:

•	equal in right of payment with all of our senior unsecured debt;

•	effectively junior in right of payment to our secured debt, including our Secured Credit Facilities, to the extent of the value of the assets securing such debt;

•	structurally subordinate to the debt and other liabilities (including trade payables) of our subsidiaries; and

•	senior in right of payment to our subordinated debt.

As of March 31, 2021:

•	we had approximately $3.4 billion of senior unsecured debt, no secured debt and no subordinated debt outstanding;

•	our subsidiaries had approximately $16.4 billion of debt outstanding, all of which was non-recourse debt; and

•	we had approximately $916 million of undrawn borrowing capacity under the revolving facility of our senior credit facility.

The indenture under which the notes will be issued contains no restrictions on the amount of additional unsecured debt that we may incur or the amount of debt (whether secured or unsecured) that our subsidiaries may incur. The indenture permits us to incur secured debt subject to the covenants described under “—Certain Covenants of AES—Restrictions on Secured Debt.”

The entire principal amount of the 2026 Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on January 15, 2026. The entire principal amount of the 2031 Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on January 15, 2031. Each series of notes will not be guaranteed by any of our subsidiaries. The notes are not subject to any sinking fund provision.

Interest

The 2026 Notes shall bear interest at 1.375% per annum from the date of original issuance, payable semiannually on January 15 and July 15 of each year to the person in whose name such note is registered at the close of business on January 1 and July 1 of each year immediately preceding such interest payment date.

The 2031 Notes shall bear interest at 2.450% per annum from the date of original issuance, payable semiannually on January 15 and July 15 of each year to the person in whose name such note is registered at the close of business on January 1 and July 1 of each year immediately preceding such interest payment date.

The next Interest Payment Date for each series of notes is July 15, 2021. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Repurchase of Notes Upon a Change of Control Triggering Event

Upon a Change of Control Triggering Event (as defined below), each holder of each series of notes shall have the right to require that AES repurchase such holder’s notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.

Certain of the events constituting a Change of Control under the notes will also constitute an event of default under AES’ Secured Credit Facilities and other debt instruments. Due to the highly leveraged nature of AES, there can be no assurance that AES will have sufficient funds to purchase tendered notes upon a Change of Control Triggering Event.

The Change of Control Triggering Event provisions will not necessarily afford protection to holders, including protection against an adverse effect on the value of the notes, in the event that AES or its Subsidiaries incur additional debt, whether through recapitalizations or otherwise. In addition, holders of the notes may not be entitled to require AES to repurchase their notes in certain circumstances involving a significant change in the composition of AES’ Board of Directors, including in connection with a proxy contest where AES’ Board of Directors does not endorse a dissident slate of directors but approves them as directors. In this regard, a decision of the Delaware Chancery Court (not involving AES or its securities) considered a change of control provision of an indenture governing publicly traded debt securities substantially similar to the change of control event described in clause (iii) of the definition of “Change of Control.” In its decision, the court noted that a board of directors may “approve” a dissident shareholder’s nominees solely for purposes of such an indenture provision; provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination). See the definitions for “Change of Control Triggering Event” and “Change of Control” below. With respect to a sale of assets, the phrase “all or substantially all,” which appears in the definition of Change of Control, has not gained an established meaning. In interpreting this phrase, courts have made subjective determinations, considering such factors as the value of the assets conveyed and the proportion of an entity’s income derived from such assets. Accordingly, there may be uncertainty as to whether a holder can determine whether a Change of Control Triggering Event has occurred and can exercise any remedies such holder may have upon a Change of Control Triggering Event.

Within 30 days following any Change of Control Triggering Event, AES shall send a notice to each holder of each series of the notes with a copy to the Trustee stating:

(1)	that a Change of Control Triggering Event has occurred and that such holder has the right to require AES to repurchase such holder’s notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (the “Change of Control Offer”);

(2)

the circumstances and relevant facts regarding such Change of Control Triggering Event (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control Triggering Event);

(3)	the repurchase date (which shall be not earlier than 30 days or later than 60 days from the date such notice is sent) (the “Repurchase Date”);

(4)	that any note not tendered will continue to accrue interest;

(5)	that any note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Repurchase Date unless AES defaults in depositing the purchase amount;

(6)

that holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the Repurchase Date;

(7)

that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day (or such shorter periods as may be required by applicable law) preceding the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes the holder delivered for purchase, and a statement that such holder is withdrawing his election to have such notes purchased; and

(8)	that holders which elect to have their notes purchased only in part will be issued new notes in a principal amount equal to the unpurchased portion of the notes surrendered.

On the Repurchase Date, AES shall:

•	accept for payment notes of each series or portions thereof tendered pursuant to the Change of Control Offer;

•	deposit with the Trustee money sufficient to pay the purchase price of all notes of each series or portions thereof so tendered; and

•	deliver or cause to be delivered to the Trustee notes so accepted together with an officers’ certificate identifying the notes of each series or portions thereof tendered to AES.

The Trustee shall promptly deliver to the holders of the notes so accepted payment in an amount equal to the purchase price, and promptly authenticate and deliver to such holders a new note in a principal amount equal to any unpurchased portion of the note surrendered. AES will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Repurchase Date.

AES will comply with all applicable tender offer rules, including without limitation Rule 14e-1 under the Exchange Act, in connection with a Change of Control Offer.

“Board of Directors” means either the Board of Directors of AES or (except for the purposes of clause (iii) of the definition of “Change of Control”) any committee of such Board duly authorized to act under the Indenture.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of, or interests in (however designated), the equity of such Person which is outstanding or issued on or after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests of such Person.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of common stock of such Person which is outstanding or issued on or after the date of the Indenture, including, without limitation, all series and classes of such common stock.

“Change of Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of AES (determined on a consolidated basis) to any Person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons, (ii) a Person or group (as so defined) of Persons shall have become the beneficial owner of more than 50% of the outstanding Voting Stock of AES, or (iii) during any one-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new director whose election or nomination was approved by a majority of the directors then in office who were either directors at the beginning of such period or who were previously so approved) cease to constitute a majority of the Board of Directors.

“Change of Control Triggering Event” shall mean the occurrence of a Change of Control and a Rating Event.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person which is outstanding or issued on or after the date of the Indenture.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes of a particular series or fails to make a rating of the notes of a particular series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by AES as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means (x) the rating on a series of notes is lowered and (y) such notes are rated below an investment grade rating, in either case, by both of the Rating Agencies on any day within the period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control and (ii) public announcement of the occurrence of a Change of Control or our or any Person’s intention to effect a Change of Control and ending 60 days following the consummation of such Change of Control (which period will be extended so long as the rating of a series of notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies); provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if (1) during the Trigger Period, the relevant rating is subsequently upgraded to its level at the beginning of the Trigger Period (or better) or (2) the Rating Agency making the reduction in rating to which this definition would otherwise apply publicly announces or informs the Trustee in writing at our request that the reduction was not the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global Inc., and any successor to its rating agency business.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors of such Person or other Persons performing similar functions.

Optional Redemption

At any time prior to December 15, 2025 (one month prior to the maturity date of the 2026 Notes (the “2026 par call date”)), and at any time prior to October 15, 2030 (three months prior to the maturity date of the 2031 Notes (the “2031 par call date” and, each of the 2026 par call date and the 2031 par call date, a “par call date”)) AES may on any one or more occasions redeem all or a part of either series notes, upon not less than 10 nor more than 60 days’ prior notice, at a price (the “Redemption Price”) together with accrued and unpaid interest, if any, to but excluding, the redemption date, equal to the greater of:

(i) 100% of the principal amount of the notes being redeemed; or

(ii) the sum of the present values of the principal amount of the notes to be redeemed and the remaining scheduled payments of interest on the notes from the redemption date to the applicable par call date, discounted from their respective scheduled payment dates to the redemption date semiannually (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 15 basis points in the case of the 2026 Notes, and 25 basis points in the case of the 2031 Notes.

In addition, at any time and from time to time on or after the applicable par call date, the notes of the applicable series will be redeemable, in whole or in part at any time, at AES’ option, at a redemption price equal to 100% of the principal amount of the notes of such series being redeemed plus accrued and unpaid interest on such notes to the redemption date.

Except pursuant to the preceding paragraphs, the 2026 Notes will not be redeemable at AES’ option prior to December 15, 2025, and the 2031 Notes will not be redeemable at AES’ option prior to October 15, 2030.

AES is not prohibited, however, from acquiring the notes in market transactions by means other than a redemption, whether pursuant to a tender offer or otherwise, assuming such action does not otherwise violate the indenture.

As used in this Prospectus:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable the remaining term of the notes to be redeemed (assuming for this purpose that the notes matured on the applicable par call date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity.

“Comparable Treasury Price” means, with respect to any redemption date:

(a)

the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15 (519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” or

(b)	if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by AES.

“Reference Treasury Dealer” means BofA Securities, Inc., Barclays Capital Inc., Mizuho Securities USA LLC and Morgan Stanley & Co. LLC plus one other Primary Treasury Dealer (as defined below) selected by AES; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), AES shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Certain Covenants of AES

Restrictions on Secured Debt. If AES shall incur, issue, assume or guarantee any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness, secured by a mortgage, pledge or other lien on any Principal Property (as defined below) or any capital stock or indebtedness held directly by AES of any Subsidiary of AES, AES shall secure the notes equally and ratably with (or prior to) such indebtedness, so long as such indebtedness shall be so secured, unless after giving effect thereto the aggregate amount of all such indebtedness so secured, together with all Attributable Debt (as defined below) in respect of sale and leaseback transactions involving Principal Properties, would not exceed 15% of the Consolidated Net Assets (as defined below) of AES. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of such restriction, indebtedness secured by (a) property of any Subsidiary of AES, (b) liens on property of, or on any shares of stock or debt of, any corporation existing at the time such corporation becomes a Subsidiary, (c) liens in favor of AES or any Subsidiary, (d) liens in favor of United States or foreign governmental bodies to secure partial, progress, advance or other payments, (e) liens on property, shares of stock or debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money mortgages and construction cost mortgages existing at or incurred within 180 days of the time of acquisition thereof, (f) liens existing on the first date on which any notes issued under the Indenture are authenticated by the Trustee, (g) liens under one or more credit facilities for indebtedness in an aggregate principal amount not to exceed $900.0 million at any time outstanding, (h) liens incurred in connection with pollution control, industrial revenue or similar financings, and (i) any extension, renewal or replacement of any debt secured by any liens referred to in the foregoing clauses (a) through (h), inclusive. As of the date of this prospectus, AES does not own or lease any Principal Property.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution owned or leased by AES and having a net book value in excess of 2% of Consolidated Net Assets, other than any such building, structure or other facility or portion thereof which is a pollution control facility financed by state or local governmental obligations or which the principal executive officer, president and principal financial officer of AES determine in good faith is not of material importance to the total business conducted or assets owned by AES and its Subsidiaries as an entirety.

“Consolidated Net Assets” means the aggregate amount of assets (less reserves and other deductible items) after deducting current liabilities, as shown on the consolidated balance sheet of AES and its Subsidiaries contained in the latest annual report to the stockholders of AES and prepared in accordance with generally accepted accounting principles.

“Attributable Debt” means the present value (discounted at the rate of 8.0% per annum compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

Restrictions on Sales and Leasebacks. AES may not enter into any sale and leaseback transaction involving any Principal Property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless (a) AES could incur a lien on such property under the restrictions described above under “—Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the notes or (b) AES, within 180 days after the sale or transfer by AES, applies to the retirement of its funded debt (defined as indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount thereof) an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so sold and leased (subject to credits for certain voluntary retirements of funded debt) as determined by the Board of Directors of AES.

Events of Default

With respect to a series of notes, an Event of Default, as defined in the Indenture, will occur if:

(1)	we default in paying principal or premium, if any, on such series of notes when due, upon acceleration, redemption or otherwise;

(2)	we default in paying interest on such series of notes when it becomes due, and the default continues for a period of 30 days;

(3)

we default in performing or breach any other covenant or agreement in the Indenture with respect to such series of notes and the default or breach continues for a period of 60 consecutive days after written notice by the Trustee or by the holders of 25% or more in aggregate principal amount of all series of notes issued under the Indenture affected thereby;

(4)	a court having jurisdiction enters a decree or order for:

•	relief in respect of AES or any of our Material Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect,

•

appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of AES or any of our Material Subsidiaries or for all or substantially all of the property and assets of AES or any of our Material Subsidiaries, or

•	the winding up or liquidation of the affairs of AES or any of our Material Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(5)	AES or any of its Material Subsidiaries:

•

commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

•

consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of AES or any of its Material Subsidiaries or for all or substantially all of the property and assets of AES or any of its Material Subsidiaries, or

•	effects any general assignment for the benefit of creditors; or

(6)

an event of default, as defined in any indenture or instrument evidencing or under which AES has as of the date of the Indenture or shall thereafter have outstanding any indebtedness, shall happen and be continuing and either (a) such default results from the failure to pay the principal of such indebtedness in excess of $50 million at final maturity of such indebtedness or (b) as a result of such default the maturity of such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 60 days and the principal amount of such indebtedness, together with the principal amount of any other indebtedness of AES in default, or the maturity of which has been accelerated, aggregates $50 million or more; provided that the Trustee shall not be charged with knowledge of any such default unless written notice thereof shall have been given to the Trustee by AES, by the holder or an agent of the holder of any such indebtedness, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the holders of not less than 25% in the aggregate principal amount of such series of notes at the time outstanding; and provided, further, that if such default shall be remedied or cured by AES or waived by the requisite number or percentage of holders of such indebtedness as provided in such indenture or instrument, then the Event of Default described under the Indenture by reason thereof shall be deemed likewise to have been remedied, cured or waived without further action on the part of the Trustee, any holder of the notes or any other person.

If an Event of Default with respect to a series of notes (other than an Event of Default specified in clause (4) or (5) with respect to AES) occurs and continues, then the Trustee or the holders of at least 25% in aggregate principal amount of such series of notes may, by written notice to us, and the Trustee at the request of at least 25% in aggregate principal amount of such series of notes will, declare the principal, premium, if any, and accrued interest on such series of notes to be immediately due and payable. Upon declaration of acceleration, the principal, premium, if any, and accrued interest on such series of notes shall be immediately due and payable.

If an Event of Default specified in clause (4) or (5) above occurs with respect to AES, the principal, premium, if any, and accrued interest on such series of notes shall be immediately due and payable, without any declaration or other act on the part of the Trustee or any holder.

If, at any time after the principal of the notes of any series shall have become due and payable and before any judgment for payment shall have been obtained or entered, the holders of at least a majority in principal amount of the notes of all series issued under the Indenture that have been accelerated (voting as a single class), by written notice to us and to the Trustee, may waive all past defaults with respect to the notes of such series and rescind and annul a declaration of acceleration with respect to the notes of such series if:

•

all existing Events of Default, other than the nonpayment of the principal, premium, if any, and interest on the notes of such series that have become due solely by that declaration of acceleration, have been cured, waived or otherwise remedied; and

•

AES will have deposited with the Trustee an amount sufficient to pay all matured amounts of interest, principal and premium, if any, which have become due other than by acceleration and all amounts owed to the Trustee.

For information as to the waiver of defaults, see “—Modification and Waiver.”

Subject to certain conditions, the holders of at least a majority in principal amount of debt securities of each series issued under the Indenture that are affected (voting as a single class) may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such series of notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of debt securities of such series who did not join in giving that direction, and the Trustee may take any other action it deems proper that is not inconsistent with the direction received from holders of outstanding debt securities of such series.

A holder of the notes of a series may not pursue any remedy with respect to the Indenture unless:

•	the holder gives the Trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in principal amount of outstanding notes of such series makes a written request to the Trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

•	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	within that 60-day period, the holders of at least a majority in principal amount of the notes of such series do not give the Trustee a written direction that is inconsistent with the request.

However, these limitations do not apply to the right of any holder of the notes of a series to receive payment of the principal, premium, if any, or interest on, the notes of such series or to bring suit for the enforcement of any payment, on or after the due date expressed in the notes of such series, which right shall not be impaired or affected without the consent of the holder.

The Indenture requires that certain of our officers certify, on or before a date not more than four months after the end of each fiscal year, that to the best of those officers’ knowledge, we have fulfilled all our obligations under the Indenture. We are also obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

“Material Subsidiary” of any Person means, as of any date, any Subsidiary of which such Person’s proportionate share of such Subsidiary’s total assets (after intercompany eliminations) exceeds 15% of the total assets of such Person on a consolidated basis.

“Subsidiary” has the meaning set forth above under “—Certain Covenants of AES—Restrictions on Secured Debt.”

Modification and Waiver

The Indenture may be amended or supplemented without the consent of any holder of the notes of a series to:

•	cure ambiguities, defects, or inconsistencies;

•	comply with the terms in “Restriction on Mergers, Consolidations and Sales of Assets” described below;

•	comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939;

•	evidence and provide for the acceptance of appointment with respect to the notes by a successor trustee;

•	establish the form of notes of a series;

•	provide for uncertificated notes and to make all appropriate changes for such purpose; and

•	make any change that does not adversely affect the rights of any holder.

Other modifications and amendments of the Indenture may be made with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the amendment (all such series voting as a separate class). However, no modification or amendment may, without the consent of each holder affected:

•	change the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, the notes of such series;

•	reduce the principal amount, premium, if any, or interest on the notes of such series;

•	reduce the above-stated percentage of outstanding notes, the consent of whose holders is necessary to modify or amend the Indenture with respect to the notes of such series; or

•

reduce the percentage or principal amount of outstanding debt securities of any series, the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of the debt securities issued under the Indenture, or which modifies the rights of holders of the debt securities of that series with respect to that covenant or provision, shall be deemed not to affect the rights under the Indenture of the holders of the debt securities of any other series issued under the Indenture or of the coupons appertaining to those debt securities. It is not necessary for the consent of the holders under this section of the Indenture to approve the particular form of any proposed amendment, supplement, or waiver, but it is sufficient if the consent approves the substance thereof.

After an amendment, supplement, or waiver under this section of the Indenture becomes effective, we will give to the holders affected thereby a notice briefly describing the amendment, supplement, or waiver. We will mail supplemental indentures to holders upon request. Any failure of us to mail a notice, or any defect therein, will not affect the validity of any supplemental indenture or waiver.

Restriction on Mergers, Consolidations and Sales of Assets

Pursuant to the Indenture, we may not consolidate with, merge with or into, or transfer all or substantially all of our assets to any Person unless:

•

AES shall be the continuing Person, or, if AES is not the continuing Person, the Person formed by such consolidation or into which we merged or to which properties and assets of ours are transferred is a solvent corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and expressly assumes in writing, by supplemental indenture, all our obligations under the notes; and

•

AES delivers to the Trustee (i) an opinion of counsel to the effect that such transaction and such supplemental indenture comply with the Indenture, that all conditions precedent provided for in the Indenture have been complied with and that such supplemental indenture is a valid and binding obligation of AES or the continuing Person, and (ii) an officers’ certificate to the effect that immediately after giving effect to such transaction, no Event of Default has occurred and is continuing.

Reports

We will covenant to deliver to the Trustee, within 15 days after we are required to file the same with the Securities and Exchange Commission (the “Commission” or “SEC”), copies of the annual reports and of the information, documents, and other reports which we may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

In addition, AES agrees that, for so long as any notes of a series remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders of the notes of such series and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Satisfaction and Discharge

The Indenture will at our request be discharged and will cease to be of further effect (except for, among other matters, certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) as to all the notes of any series outstanding, when:

•	either:

•	we have paid or caused to be paid the principal, premium, if any, and interest on all the notes of any series outstanding when due; or

•	we have delivered to the Trustee for cancellation all notes of any series theretofore authenticated; or

•

(i) all the notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable, or will by their terms become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and (ii) we have irrevocably deposited or caused to be deposited with the Trustee, in trust, funds (whether in cash or United States government obligations) in an amount sufficient to pay at maturity or upon redemption all notes of such series not theretofore delivered to the Trustee for cancellation, including principal, premium, if any, and interest due or to become due on or prior to such date of maturity, as the case may be;

•	we have paid or caused to be paid all other sums payable under the Indenture by us with respect to notes of such series; and

•

upon our request for written acknowledgment of satisfaction and discharge, we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance and Discharge

The Indenture provides that we are deemed to have paid and will be discharged from all obligations in respect of the notes of any series on the 123rd day after the deposit referred to below has been made, and that the provisions of the Indenture will no longer be in effect with respect to the notes of such series (except for, among other matters, certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

•

we have deposited with the Trustee, in trust, money and/or United States Government Obligations that, through the payment of interest and principal in respect thereof, will provide money in an amount sufficient to pay the principal, premium, if any, and accrued interest on the notes of such series, on the date due thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be, in accordance with the terms of the Indenture and the notes of such series;

•	we have delivered to the Trustee:

•	either:

•

an opinion of counsel to the effect that holders of such series of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of our option under this “Defeasance” provision and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance, and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service (the “IRS”) to the same effect unless there has been a change in applicable federal income tax law or related Treasury Regulations after the date of the Indenture such that a ruling is no longer required; or

•	a ruling directed to the Trustee received from the IRS to the same effect as the aforementioned opinion of counsel; and

•

an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

•

immediately after giving effect to that deposit on a pro forma basis, no Event of Default has occurred and is continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

•

if at that time the notes of such series are listed on a national securities exchange, we have delivered to the Trustee an opinion of counsel to the effect that such notes will not be delisted as a result of a deposit, defeasance and discharge.

Defeasance of Certain Obligations

The Indenture provides that we may make the same type of deposit referred to above under “—Defeasance and Discharge” and be released from certain restrictive covenants in the notes of any series, including the covenants described above under “—Certain Covenants of AES,” “—Restriction on Mergers, Consolidations and Sales of Assets” and “—Reports”, and clauses (3) and (6) described above under “—Events of Default” shall no longer be deemed Events of Default, if:

•

we have deposited with the Trustee, in trust, money and/or United States Government Obligations that, through the payment of interest and principal in respect thereof, will provide money in an amount sufficient to pay the principal, premium, if any, and accrued interest on the notes of such series, on the date due thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be, in accordance with the terms of the Indenture and the notes of such series;

•	we have delivered to the Trustee:

•

an opinion of counsel to the effect that holders of such series of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of our option under this “Defeasance” provision and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred; and

•

an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

•

immediately after giving effect to that deposit on a pro forma basis, no Event of Default has occurred and is continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound, and

•

if at that time the notes of such series are listed on a national securities exchange, we have delivered to the Trustee an opinion of counsel to the effect that such notes will not be delisted as a result of a deposit, defeasance and discharge.

Book-Entry, Delivery and Form

Except as set forth below, each series of notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Each series of notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes” below.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary Procedures

The following description of the operations of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We and the Trustee take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).

Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or the Indirect Participants. The ownership of interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes that are not Participants may hold their interests indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their name, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest (including additional interest) and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions or practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between Participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counter-party in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets the settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same day fund settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee nor any of our respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)

DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes, and we fail to appoint a successor depositary, or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	at our option, we notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes and DTC requests such exchange.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) through the paying agent by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes through the paying agent by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any crediting of this type will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Governing Law

The Indenture and notes will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

AES and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

THE EXCHANGE OFFERS

General

We hereby offer to exchange a like principal amount of new notes for any or all outstanding old notes on the terms and subject to the conditions set forth in this prospectus. We often refer to the offers as the “exchange offers.” You may tender some or all of your outstanding old notes pursuant to the exchange offers. As of the date of this prospectus, $800,000,000 aggregate principal amount of the old 2026 notes and $1,000,000,000 aggregate principal amount of the old 2031 notes are outstanding. Our obligation to accept old notes for exchange pursuant to the exchange offers is subject to certain conditions set forth hereunder.

Purpose and Effect of the Exchange Offers

In connection with the offering of the old notes, which was consummated on December 4, 2020, we entered into a registration rights agreement with the initial purchasers of the old notes, under which we agreed:

(1)

to file a registration statement prior to 365 days after the closing of the offering of the old notes with respect to an offer to exchange the old notes for a new issue of notes, with terms substantially the same as of the old notes but registered under the Securities Act; and to use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC; and

(3)	to use our commercially reasonable efforts to consummate the exchange offers and issue the new notes on or prior to 425 business days after the closing of the old notes offering.

If (i) the exchange offers are not consummated on or prior to the 425th calendar day following the issuance date, (ii) a shelf registration statement applicable to any notes pursuant to the registration rights agreement is not filed or declared effective when required, or (iii) a registration statement applicable to any notes is declared effective as required but thereafter fails to remain effective or usable in connection with resales for more than 120 calendar days in the aggregate in any twelve month period (each such event referred to in clauses (i) through (iii) above, a “Registration Default”), we will pay additional interest in cash to each holder of such notes in an amount equal to 0.25% per annum of the aggregate principal amount of such notes for the period immediately following the occurrence of the Registration Default until such time as no Registration Default is in effect, which rate shall increase by 0.25% per annum for each subsequent 90-day period during which such Registration Default continues up to a maximum of 0.50% per annum. Following the cure of all Registration Defaults, additional interest will cease to accrue and the interest rate on such notes will revert to the original rate; provided, however, that, if after the date such additional interest cease to accrue, a different Registration Default occurs, additional interest may again commence accruing pursuant to the foregoing provisions. Once we complete the exchange offers, we will no longer be required to pay additional interest on the old notes.

The exchange offers are not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offers or acceptance of the exchange offers would violate the securities or blue sky laws of that jurisdiction. Furthermore, each holder of old notes that wishes to exchange their old notes for new notes in the exchange offers will be required to make certain representations as set forth herein.

Terms of the Exchange Offers; Period for Tendering Old Notes

This prospectus contains the terms and conditions of the exchange offers. Upon the terms and subject to the conditions included in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•

When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus;

•

For each $2,000 principal amount of old notes (and $1,000 principal amount of old notes in excess thereof) surrendered to us in the exchange offers, we will give you $2,000 principal amount of new notes (and $1,000 principal amount of new notes in excess thereof). Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•

We will keep the exchange offers open for not less than 30 calendar days, or longer if required by applicable law, after the date that we first mail notice of the exchange offers to the holders of the old notes. We are sending this prospectus on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•

The exchange offers expire at midnight, New York City time, on August 18, 2021; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offers are open. The term “expiration date” means August 18, 2021 or, if extended by us, the latest time and date to which the exchange offers are extended.

•

As of the date of this prospectus, $800.0 million aggregate principal amount of the old 2026 notes and $1.0 billion aggregate principal amount of the old 2031 notes are outstanding. The exchange offers are not conditioned upon any minimum principal amount of old notes being tendered.

•	Our obligation to accept old notes for exchange in the exchange offers is subject to the conditions that we describe in the section called “Conditions to the Exchange Offers” below.

•

We expressly reserve the right, at any time, to extend the period of time during which the exchange offers are open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offers unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offers.

•

We expressly reserve the right to amend or terminate the exchange offers, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offers specified below under “Conditions to the Exchange Offers” are not satisfied. In the event of a material change in the exchange offers, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offers following notice of the material change.

•

We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes promptly. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service or other similar news service.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offers.

•

Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offers will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offers in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

Important rules concerning the exchange offers

You should note that:

•

All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by The AES Corporation in its sole discretion, which determination shall be final and binding.

•

We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•

We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offers as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offers. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offers as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•

Neither The AES Corporation, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offers, you must contact a DTC participant to complete the book-entry transfer procedures described below on or prior to the expiration date. In addition, a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date.

Representations, Warranties, Acknowledgements and Undertakings:

By tendering old notes through the submission of an electronic acceptance instruction in accordance with the requirements of DTC’s Automated Tender Offer Program (“ATOP”), a tendering holder of old notes:

•	acknowledges receipt of this prospectus (as it may be amended or supplemented from time to time), and agrees to all of the terms of the exchange offers;

•

understands, acknowledges and agrees that tenders of old notes pursuant to the exchange offers will, upon the Company’s acceptance for exchange of such tendered old notes, constitute a binding agreement between such holder and the Company upon the terms and subject to the conditions of the exchange offers;

•

irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered old notes (with full knowledge that the Exchange Agent also acts as the agent of the Company and an affiliate of the Exchange Agent acts as Trustee under the Indenture), with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such old notes on the account books maintained by DTC with all accompanying evidences of transfer and authenticity to, or upon the order of, the Company and (2) present such old notes for transfer on the books of the Company and receive all benefits and otherwise exercise all rights of beneficial ownership of such old notes, all in accordance with the terms of the exchange offers;

•

represents and warrants that such holder has full power and authority to tender, sell, assign and transfer the old notes tendered thereby and that the Company will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by the Company;

•

represents and agrees that such holder is not an “affiliate” of the Company any new notes to be received by such holder are being acquired in the ordinary course of its business and such holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage, in a distribution (within the meaning of the Securities Act) of such new notes;

•

if such holder is a broker-dealer that will receive new notes for its own account in exchange for old notes, it represents that the old notes to be exchanged for new notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a prospectus in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act;

•

undertakes, upon request, to execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the old notes tendered thereby;

•

understands, acknowledges and agrees that all authority herein conferred or agreed to be conferred through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP shall survive the death or incapacity of such holder and any obligation of such holder hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, legal representatives successors and assigns of such holder;

•

understands, acknowledges and agrees that for purposes of the exchange offers, the Company shall be deemed to have accepted validly tendered old notes when and if the Company has given oral or written notice thereof to the Exchange Agent;

•

understands, acknowledges and agrees that, subject to, and effective upon, the acceptance for exchange of the old notes tendered thereby, such holder thereby sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to such old notes as are being tendered thereby upon the terms and subject to the conditions set forth in this prospectus (as the same may be amended or supplemented from time to time); and

•	understands, acknowledges and agrees that, except as stated in this prospectus in connection with a valid withdrawal, the tender of such holders old notes is irrevocable.

The Company has agreed that, subject to the provisions of the Registration Rights Agreement, dated as of December 4, 2020, the prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer who acquired the old notes for its own account as a result of market making or other trading activities (a “participating broker-dealer”) in connection with resales of new notes received in exchange for old notes, where such old notes were acquired by such participating broker-dealer for its own account as a result of market-making activities or other trading activities, for a period ending 180 days after the Expiration Date or, if earlier, when all such new notes have been disposed of by such participating broker-dealer. In that regard, each participating broker-dealer, by tendering such old notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, agrees that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in the prospectus untrue in any material respect or which causes the prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference therein, in light of the circumstances under which they were made, not misleading, or of the occurrence of certain other events specified in the Registration Rights Agreement, such participating broker-dealer will suspend the sale of new notes pursuant to the prospectus until the Company has amended or supplemented the prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to the participating broker-dealer or the Company has given notice that the sale of the new notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the new notes, it shall extend the 180-day period referred to above during which participating broker-dealers are entitled to use the prospectus in connection with the resale of new notes by the number of days during the period from and including the date of the giving of such notice to and including the date when participating broker-dealers shall have received copies of the supplemented or amended prospectus necessary to permit resales of the new notes or to and including the date on which the Company has given notice that the sale of new notes may be resumed, as the case may be.

By tendering old notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, a tendering holder of old notes also acknowledges that the exchange offers are being made by the Company based upon the Company’s understanding of an interpretation by the staff of the SEC as set forth in no-action letters issued to third parties, that the new notes issued in exchange for the old notes pursuant to the exchange offers may be offered for resale, resold and otherwise transferred by holders thereof, without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that: (1) such holders are not affiliates of the Company within the meaning of Rule 405 under the Securities Act; (2) such new notes are acquired in the ordinary course of such holders’ business; (3) such holders are not engaged in, and do not intend to engage in, a distribution of such new notes and have no arrangement or understanding with any person to participate in the distribution of such new notes and (4) such holders are not broker-dealers tendering old notes that have been acquired from the Company for their own account. However, the staff of the SEC has not considered the exchange offers in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offers as in other circumstances. If a holder of old notes is an affiliate of the Company acquires the new notes other than in the ordinary course of such holder’s business or is engaged in or intends to engage in a distribution of the new notes or has any arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offers, such holder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

No alternative, conditional, irregular or contingent tenders will be accepted. By tendering old notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, the tendering holders of old notes waive any right to receive any notice of the acceptance for exchange of their old notes.

No Letter of Transmittal

There is no letter of transmittal for old notes tendered in connection with the exchange offers. The valid electronic submission of acceptance through ATOP shall constitute delivery of the old notes in connection with the exchange offers.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offers are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after the expiration of the exchange offers. See “Conditions to the Exchange Offers” below. For purposes of the exchange offers, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offers.

In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below.

If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offers or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offers.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offers promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation.

If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of securities until the exchange agent receives an agent’s message and a book-entry confirmation from DTC with respect to your securities. A copy of that form is available from the exchange agent.

Withdrawal Rights

You can withdraw your tender of old notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn,

•	the old notes to be withdrawn,

•	the principal amount of the old notes to be withdrawn,

•	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder,

•

if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution, and

•

if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offers.

If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offers

Notwithstanding any other provisions of the exchange offers, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offers, if at any time before the expiration of the exchange offers, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time prior to the expiration of the exchange offers.

Exchange Agent

Deutsche Bank Trust Company Americas has been appointed as the exchange agent for the exchange offers. Questions and requests for assistance, requests for additional copies of this prospectus and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

DB Services Americas, Inc.

Trust and Security Services

Attention: Reorg Department

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

USA

(877) 843 –9767

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by electronic transmission, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offers. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offers.

The estimated cash expenses to be incurred in connection with the exchange offers, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $300,000.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers. We will capitalize the expenses of the exchange offers and amortize them over the life of the notes.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offers without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of old notes who is an “affiliate” of The AES Corporation or who intends to participate in the exchange offers for the purpose of distributing the new notes:

(1) will not be able to rely on the interpretation of the staff of the SEC,

(2) will not be able to tender its old notes in the exchange offers and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offers who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offers registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes under the exchange offers will remain subject to the restrictions on transfer of such old notes as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, and otherwise set forth in the confidential offering memorandum distributed in connection with the private offering of the old notes.

Other

Participating in the exchange offers is voluntary, and you should carefully consider whether to accept. You are strongly urged to consult your financial, legal and tax advisors in making your own decision on what action to take.

MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFERS

The exchange of old notes for new notes in the exchange offers will not result in any United States federal income tax consequences to holders. When a holder exchanges an old security for a new security in the exchange offers, the holder will have the same adjusted basis and holding period in the new security as in the old security immediately before the exchange.

Persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

We will not receive any proceeds from any sale of new notes by broker-dealers.

New notes received by broker-dealers for their own account in the exchange offers may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of those methods of resale,

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

Any resale may be made:

•	directly to purchasers; or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

Any broker-dealer that resells new notes that were received by it for its own account in the exchange offers and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents. We have agreed to pay all expenses incident to the exchange offers, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

Davis Polk & Wardwell LLP, New York, New York, will opine for us on whether the new notes are valid and binding obligations of The AES Corporation.

EXPERTS

The consolidated financial statements and schedule of The AES Corporation appearing in The AES Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2020, and the effectiveness of The AES Corporation’s internal control over financial reporting as of December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange, or the “NYSE.” For further information on obtaining copies of our public filings at the NYSE, you should call 212-656-3000.

If for any reason we are not required to comply with the reporting requirements of the Exchange Act, as amended, we are still required under the indenture to furnish the holders of the new notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act. Any such requests should be directed to us at: The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203, Phone: (703) 522-1315, Attention: Office of the General Counsel.

We also maintain a website at http://www.aes.com/. Our website and the information contained therein or accessible through or website shall not be deemed to be a part of this prospectus or the registration statement of which it forms a part.

THE AES CORPORATION

Offer to Exchange

1.375% Senior Notes due 2026 for New 1.375% Senior Notes due 2026

and

2.450% Senior Notes due 2031 for New 2.450% Senior Notes due 2031

Through and including October 17, 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PROSPECTUS

July 19, 2021